EXHIBIT 10.26

NORTHRIM BANK

DEFERRED COMPENSATION PLAN

Originally Effective as of January 1, 1995

Amended Effective as of October 3, 1996
and
January 1, 2005

TABLE OF CONTENTS

ARTICLE I INTRODUCTION ARTICLE II ELIGIBILITY
ARTICLE III PAYMENT OF DEFERRED AMOUNTS AND INTEREST
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9	Accounts
Salary Deferral
Bonus Deferral
Interest Credited to Accounts
Form and Timing of Payment for Pre-2005 Grandfathered Accounts
Form and Timing of Payment for Post-2004 Accounts
Limit on Payments
Code Section 409A
Status as a Key Employee

ARTICLE IV DISABILITY ARTICLE V DEATH BENEFITS
ARTICLE VI UNFORESEEABLE EMERGENCY
ARTICLE VII AMENDMENT; TERMINATION; ADMINISTRATION.
ARTICLE VIII MISCELLANEOUS PROVISIONS.
8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9	Assignment Taxes No Employment Agreement Unfunded Vesting Duties Upon Insolvency Claim Procedures Change in Control Entire Agreement

NORTHRIM BANK

DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

This Deferred Compensation Plan (the “Plan”) provides competitive fringe benefit planning to key employees of Northrim Bank (the “Employer” or “Company”) by permitting such employees to defer the receipt of compensation. The election to defer must be irrevocable and must be made in accordance with the terms of the Plan. This Plan and the elections made hereunder shall bind the Employer, its successors and assigns. The effective date of the Plan is January 1, 1995.

ARTICLE II

ELIGIBILITY

As of the Effective Date, all officers of the Employer are eligible to participate in this Plan (“Eligible Employee(s)” or “Participant”). Other key employees may become eligible to participate if so notified by the Compensation Committee, hereinafter “Committee.”

ARTICLE III

PAYMENT OF DEFERRED AMOUNTS AND INTEREST

3.1 Accounts. Salary and bonus deferrals made under this Article 3 shall be credited to a Participant’s Accounts. Amounts deferred and vested prior to 2005 shall be credited to a Pre-2005 Grandfathered Account. Post-2004 deferrals shall be credited to a Post-2004 Account and administered in accordance with Internal Revenue Code Section 409A.

All deferrals made hereunder shall be credited to special accounts on the books of the Employer in the name of the Participants, and/or, with consent of the Employer’s Board and the Committee, deposited in a grantor trust on behalf of such Participants. The Committee shall credit such accounts with interest, in accordance with Section 3.4 hereof. Participant’s accounts will be increased by his or her proportionate share of all interest credited to the accounts by the Employer. A Participant is entitled to a statement of his or her accounts, at least annually, within ninety (90) days after the close of the calendar year.

3.2 Salary Deferral. On or prior to December 31 of each year that this Plan is in effect, any Eligible Employee may elect to defer receipt of at least five percent (5%) to a maximum of one hundred percent (100%) of their salary to be paid in the calendar year following the year of election. The election shall be in writing, on a form provided by the Committee, and shall be irrevocable as to any Salary payable in the next year. Any such election will also be effective with respect to future years’ salary unless revoked by the Participant prior to December 31 of the year preceding the year in which the deferral is to take effect. New elections may be made in accordance with the terms of this Section 3.2 if made by December 31 of the year preceding the year for which the change is to take effect.

Notwithstanding the other provisions of this Section 3.2, an Eligible Employee may elect to defer receipt of all or a portion of their remain salary to be paid in the current calendar year if such election is made in writing within thirty (30) days after the Participant is first notified of their eligibility to participate in the Plan by the Committee.

3.3 Bonus Deferral. On or prior to December 31 of each year that this Plan is in effect, any Eligible Employee may elect to defer receipt of at least five percent (5%) to a maximum of one hundred percent (100%) of their bonus for services to be performed in a succeeding Plan Year. The election shall be in writing, on a form provided by the Committee, and shall be irrevocable as to any bonus payable with respect to services to be performed.

Any such election will also be effective with respect to future years’ bonuses unless revoked by the Participant prior to December 31 of the year preceding the year in which services are to be performed. Any new election with respect to future years’ bonuses must be filed with the Committee prior to December 31 of the year preceding the year during which the services to which the bonus relates are to be performed.

Notwithstanding the other provisions of this Section 3.3, an Eligible Employee may elect to defer receipt of all or any portion of their bonus if such election is made in writing within thirty (30) days after the Participant is first notified of their eligibility to participate in the Plan by the Committee.

3.4 Interest Credited to Accounts. The Committee shall credit all amounts deferred and credited to a Participant’s Accounts as outlined in Sections 3.1 and 3.5 herein, with interest compounded annually. The interest for any given year, or portion thereof, shall be Northrim Bank’s average yield on the Bank’s total assets calculated on January 1, based on the prior year’s performance, less one percentage (l%) point.

All taxes (including interest and penalties) levied or assessed with respect to the funds or the income thereon, shall be paid by the Employer, unless under other applicable tax law, such taxes are deemed an obligation of the Participant, in which case the Participant will pay.

3.5 Form and Timing of Payment for Pre-2005 Grandfathered Accounts. Subject to the limitations contained herein, a Participant’s Pre-2005 Grandfathered Account shall be paid in installments or as a lump sum in accordance with the Participant’s deferral election.

Notwithstanding the above, if installment payments were elected, the Committee may elect, in its sole discretion, to accelerate payments provided an irrevocable request is made in writing at least thirty (30) days prior to the commencement date of the first payment. If an accelerated payment is made, the Participant will also pay to the company a penalty equal to two percent (2%) of the accelerated amount. No such acceleration shall be made to the detriment of a current creditor of the Company. If installment payments are elected, a calculation shall be made to compute a level series of monthly payments based on the Participant’s account balance, the time period selected and the applicable interest rate in effect as of the benefit commencement date. For purposes of this paragraph, the applicable interest rate will be fifty (50) basis points over the applicable U.S. Treasury Note Rate. The applicable U.S. Treasure Note Rate will be the preceding twelve (12) months average, preceding the commencement of payments, and will be the nearest quoted rate for a maturity representing two-thirds of the installment pay-out period. For example, if the installment period is fifteen (15) years, the applicable U.S. Treasury Note Rate will be the rate for a note whose term is two-thirds of the fifteen (15) year installment period, i.e., a 10-Year U.S. Treasury Note. The applicable interest rate will, therefore, be fifty (50) basis points over the prior average annual rate for a 10-Year U.S. Treasury Note.

Any deferral must be for a minimum period of two years. A distribution of a Participant’s account shall begin on the first day of the month following sixty (60) days (or as soon thereafter as administratively possible) after the occurrence of the earliest of: (i) termination of employment (voluntary or involuntary); (ii) disability; or (iii) passage of the period of time stated on the Participant’s deferral election.

3.6 Form and Timing of Payment for Post-2004 Accounts. A Participant’s Post-2004 Account shall be 100% vested and nonforfeitable at all times and shall become payable to the Participant at the time specified in his election form. A Participant’s election form for his or her Post-2004 Account may provide that the Participant’s deferral period will end on a specified date or the date he terminates employment.

Any deferral election for his or her Post-2004 Account to a specified future distribution date must be for at least two Plan Years, so that the earliest specified future distribution date that a Participant may elect will be January 1 following two Plan Years of deferral (counting the Participant’s initial Plan Year of eligibility if he or she first becomes a Participant on the date after January 1 of a Plan Year).

Notwithstanding the foregoing, a Participant or former Participant may later elect at least 12 months prior to the date on which the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended to change the specified future distribution date on which payments will commence, provided that election changes the specified future distribution date to a date that is at least five (5) years later than the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended.

All Participants must elect no later than December 31, 2008 to receive their Post-2004 Account at the end of the Participant’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. New Participants after December 31, 2008 must elect at the time they become a Participant to receive their Post-2004 Account at the end of the Participant’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. A Participant may later elect at least twelve (12) months prior to the date on which the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended to change the form of payment the Participant previously elected to a lump sum payment or a specified number of annual installments not to exceed ten (10) years, provided that election also changes the distribution date of the Participant’s Post-2004 Account to a date that is at least five (5) years later than the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended.

3.7 Limit on Payments. No amount will be paid under this Article III if such payment will cause the Employer to pay excessive remuneration to such Employee as that term is defined by Section 162(m) of the Internal Revenue Code (“Code”) of 1986. Payments from Pre-2005 Grandfathered Accounts hereunder will be reduced to the extent necessary to avoid the limitations of Section 126(m) and amounts not paid due to such limitations shall be deferred and paid in the following years.

Payments from Post-2004 Accounts hereunder will be reduced to the extent necessary to avoid the limitations of Section 162(m) and amounts not paid due to such limitations shall be paid no sooner than the form and timing provisions of Code Section 409A as provided in Section 3.6 permit.

3.8 Code Section 409A. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. The provisions of this Plan shall not be deemed applicable to Pre-2005 Grandfathered Accounts or to constitute a material modification with respect to the administration of such Pre-2005 Grandfathered Accounts. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Committee, be deemed null and void.

3.9 Status as a Key Employee. If a Participant is a Key Employee as of the date on which he or she ceases to be employed by the Company (or as other such date as may be prescribed under Code Section 409A), then in no event shall such Participant’s initial payment be less than six (6) months after the date of such Participant’s cessation of employment. For this purpose, a “Key Employee” shall be an employee described in Code Section 416(i), as may be modified by Code Section 409A.

ARTICLE IV

DISABILITY

For purposes of determining commencement of payments due to disability, disability shall occur when the Participant is receiving income replacement benefits for at least three (3) months under the Employer’s accident or health plan by reason of medically determined physical or mental impairment which is expected to result in death or last for at least twelve (12) months, or the Committee determines that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months.

ARTICLE V

DEATH BENEFITS

Any amount due to a Participant which is unpaid upon his or her death shall be paid to the beneficiary designated by the Participant on a form provided by the Committee. The designated beneficiary may be changed from time to time by filing a new beneficiary designation with the Committee. A spouse must consent to a designation if more than fifty percent (50%) of the account will be paid to a beneficiary other than the spouse. The designation last filed shall control. If a Participant fails to designate a beneficiary, or if the person or persons designated on the beneficiary designation predecease the Participant, and the beneficiary designation form does not indicate who receives the amount due, the amount owing shall be paid in the following order:

a.	surviving spouse

b.	estate of deceased Participant.

Payments to the beneficiary of a deceased Participant shall be made in the manner described in Article III, as if the beneficiary were the Participant.

ARTICLE VI

UNFORESEEABLE EMERGENCY

In the event of an unforeseeable emergency, the Participant may withdraw all or part of his or her Accounts and any interest thereon. Provided, that the amount received by the Participant as a result of the revocation or the amount withdrawn shall be limited to the amount necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

“Unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Whether circumstances constitute such an unforeseeable emergency depends on the facts of each case as determined by the Committee in its discretion. Payment may not be made if the unforeseeable emergency may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise; or

(b) By liquidation of the Participant’s assets, to the extent that liquidation itself would not cause severe financial hardship.

This Article VI also applies to former Participants who incur an unforeseeable emergency and who still have a Plan Account balance.

If a Participant obtains a payment upon an unforeseeable emergency, the Participant’s deferral election under this Plan shall terminate.

ARTICLE VII

AMENDMENT; TERMINATION; ADMINISTRATION.

This Plan may be amended or terminated at any time by a written resolution adopted by the Committee, provided that no amendment or termination shall effect the rights of Participants to receive amounts deferred but unpaid as of such termination or amendment.

The Company designates the Compensation Committee to administer, construe, and interpret this Plan. The Committee shall perform administrative duties as required herein, and shall serve for such terms as the Company may designate or until a successor has been appointed or until removed by the Company. No Committee member shall vote on a matter that related solely to his entitlement to benefits hereunder.

The construction and interpretation by the Committee of any provision of this Plan shall be final, conclusive and binding upon all parties, including the Company and its employees. The Committee has the sole discretion to decide all issues under this Plan and any Trust that may be established hereunder. Any decision of the Committee that is not an abuse of discretion or arbitrary and capricious, shall be upheld by a court of law. The Committee may adopt rules and regulations to assist it in the administration of the Plan. No member of the Committee shall be liable for any act performed or determination made, unless attributable to willful misconduct or lack of good faith. The Company shall hold the Committee and its members harmless and indemnify them from liability unless such liability stems from willful misconduct or lack of good faith. All expenses of administration of the Plan shall be borne by the Company and no part thereof shall be payable by a Participant in this Plan.

Post-2004 Accounts administered under this Plan are intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. The provisions of this Plan relating to Post-2004 Accounts shall not be deemed applicable to Grandfathered Pre-2005 Accounts or to constitute a material modification of the Plan with respect to such Grandfathered Pre-2005 Accounts. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Internal Revenue Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Committee, be deemed null and void.

ARTICLE VIII

MISCELLANEOUS PROVISIONS.

8.1 Assignment. No amounts deferred hereunder shall be assignable in whole or in part, either by voluntary or involuntary act or operation of law. Rights hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or his beneficiary. All amounts deferred hereunder remain the unrestricted assets of the Employer. Any assets purchased shall remain the sole property of the Employer subject to the claims of its general creditors and shall be available for the Employer’s use for whatever purpose desired. No Participant hereunder shall have any right other than the unsecured promise of the Employer to pay deferred compensation in the future.

8.2 Taxes. When payments are made pursuant to this Plan, such payments are subject to income tax withholding. Payroll taxes (FICA) are withheld at the time compensation is deferred.

8.3 No Employment Agreement. Nothing in this Agreement shall be construed as creating a right in the Participant to continued employment with the Employer.

8.4 Unfunded. The amounts credited hereunder shall at all times be subject to the general creditors of the Employer. Amounts may, however, be deposited in a grantor trust.

8.5 Vesting. Amounts deferred hereunder will always be one hundred percent (100%)vested and nonforfeitable.

8.6 Duties Upon Insolvency. The Employer shall be considered “insolvent” if: (i) Employer is unable to pay its debt as they become due, (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Employer is in FDIC receivership. Upon the occurrence of insolvency, the Board of Directors and the Chief Executive Officer of the Employer shall have the duty to inform the Committee and any Trustee holding Plan assets of the Employer’s insolvency. Upon insolvency, the Committee and the Trustee shall hold the assets of the Trust for the benefit of the Employer’s general creditors. Nothing hereunder shall diminish the rights of Plan Participants or their beneficiaries to pursue their rights as general creditors with respect to benefits due under the Plan.

Benefit payments will resume to Participants and beneficiaries when the Board of Directors and the Chief Executive Officer inform the Committee and any Trustee that the Employer is no longer insolvent. Provided there are sufficient Employer assets when payments subsequently resume, the first payment following a discontinuance hereunder shall include the aggregate amount of all payments due to the Plan Participants or the beneficiaries under the terms of the Plan for the prior of such discontinuance.

8.7 Claim Procedures. Disputes arising hereunder shall be resolved utilizing the claims procedures adopted by the Northrim Bank Savings Incentive Plan. Such procedures are hereby incorporated by reference.

8.8 Change in Control. Upon a change in control, a rabbi trust in the form attached hereto as Exhibit “A,” will be created and all amounts credited to Participants’ accounts will be deposited in such Trust. For purposes of this Section 8.8, “change in control” means the date on which any one person, or more than one person acting as a group, acquires ownership of stock of thee Employer, that together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if that person or group already owns more than 50% of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or group is not considered a Change in Control. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer.

“Change in Control” also means the date that any unrelated person or group acquires more than 50% of the assets of the Employer that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition. Gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Whether a person or group is unrelated to the Employer is determined in accordance with Code Section 409A and applicable IRS guidance.

8.9 Entire Agreement. This document, the Beneficiary Designation Form and the Election Form shall constitute the entire agreement between the Employer and the Participant. All modifications must be in writing. This document shall be construed by the laws of the State of Alaska to the extent such laws are not preempted by federal law. Venue for any lawsuit shall be the United States District Court of Alaska, at Anchorage.

This Plan is adopted to be effective as of the first day of January, 1995, by Northrim Bank and was amended effective the third day of October, 1996.

This Plan, as amended, is adopted to be effective as of January 1, 2005.

NORTHRIM BANK

By: /s/ Ronald A. Davis

Ronald A. Davis

Its Chairman, Compensation Committee

Adopted by the Board of Directors of Northrim Bank on May 1, 2008.